Exhibit 2.1

WAYFAIR INC.

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT, dated as of August 15, 2014, is entered into by and among (i) the holders of Common Units, Series A Convertible Preferred Units and Series B Convertible Preferred Units (collectively “Units”) of Wayfair LLC, a Delaware limited liability company (the “Operating Company”) listed on the signature pages hereto (the “Unit Holders” and individually a “Unit Holder”), (ii) the equity holders (the “Corporate Shareholders” and Individually a “Corporate Shareholder”) of corporate entities that are Unit Holders, all as set forth opposite such Corporate Shareholder’s name on the signature pages hereto and Schedule A attached hereto and (iii) Wayfair Inc., a Delaware corporation (the “IPO Co.”). This Agreement shall only become effective immediately prior to the effectiveness of the IPO Co’s first registration statement on Form S-1 filed with the Securities and Exchange Commission (as defined below) (the “Effective Time”).

Recitals:

A.                                    Pursuant to that certain Fourth Amended and Restated Limited Liability Company Operating Agreement, dated as of March 5, 2014 (the “Operating Agreement”), of the Operating Company, the Board of Managers, in connection with a Qualified Public Offering (as defined in the Operating Agreement) has the right to require the Operating Company to be converted into or otherwise reorganized as a corporation (a “Corporate Conversion”). The Operating Agreement further provides that, upon request by the Board of Managers, each member shall take all necessary or desirable actions requested by the Board of Managers in connection with a Corporate Conversion; provided that to the extent practicable and subject to the terms of the Operating Agreement in the case of a Corporate Conversion, each member shall receive securities in the Corporate Conversion which in the aggregate have the same preferences, rights, and value as the membership interests in the Operating Company held by such member prior to the Corporate Conversion.

B.                                    On August 12, 2014, the Board of Managers determined, in connection with an anticipated Qualified Public Offering, that the Operating Company undergo a Corporate Conversion in the form of the reorganization described herein.

C.                                    Each of the Unit Holders is currently a member of the Operating Company and holds the Units set forth under such Unit Holder’s name on the signature pages hereto (the “Transferred Units”) and each of the Corporate Shareholders holds the equity (such equity, the “Corporate Shareholder Interests”) of the Unit Holder set forth opposite such Corporate Shareholder’s name on Schedule A and the signature pages hereto (each, a “Related Corporate Unitholder”).  Each Corporate Shareholder whose Related Corporate Unitholder will exchange its Units for Reorganization Shares rather than such Corporate Shareholder exchanging its Corporate Shareholder Interests for Reorganization Shares is hereinafter referred to as a “Non-Participating Corporate Shareholder” and (i) such

Related Corporate Unitholder shall be treated for all purposes under this Agreement as a Unit Holder that is not a Related Corporate Unitholder and (ii) such Corporate Shareholder shall be deemed to make no representations, warranties or covenants under this Agreement with respect to its Related Corporate Unitholder or Corporate Shareholder Interests.  Notwithstanding the above, Non-Participating Corporate Shareholders shall not be included on Schedule A.

D.                                    Immediately prior to the Effective Time, the IPO Co. has a total authorized capitalization consisting of (i) 100,000,000 shares of Common Stock; (ii) 17,666,664 shares of Series A-1 Convertible Preferred Stock; (iii) 3,885,137 shares of Series A-2 Convertible Preferred Stock and (iv) 5,995,133 shares of Series B Convertible Preferred Stock, all as further described in the Restated Certificate of Incorporation of the IPO Co. (the “IPO Co. Charter”).

E.                                     Each of the Unit Holders that is not a Related Corporate Unitholder desires to comply with its obligations under the Operating Agreement and to contribute to IPO Co. the Transferred Units, in exchange for the number of shares of Common Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and/or Series B Convertible Preferred Stock of IPO Co. set forth under such Unit Holder’s name on the signature pages hereto. Each of the Corporate Shareholders desires to cause its Related Corporate Unitholder to comply with its obligation under the Operating Agreement and desires to contribute to the IPO Co. the Corporate Shareholder Interests in exchange for the number of shares of Common Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and/or Series B Convertible Preferred Stock of IPO Co. set forth under such Corporate Shareholder’s name on Schedule A and the signature pages hereto. All such shares of IPO Co. issued hereunder to the Unit Holders and the Corporate Shareholders are referred to herein as “Reorganization Shares”.

F.                                      The Board of Directors of IPO Co. has consented to the issuance of the Reorganization Shares to the Unit Holders and Corporate Shareholders as contemplated by this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Definitions.

“Pre-Closing Tax Period” means any Tax period ending on or before the day on which the Effective Time occurs and that portion of any Straddle Period ending on (and including) the day on which the Effective Time occurs.

“Pre-Closing Tax Reserves” means cash amounts held by a Related Corporate Unitholder which have been set aside or reserved on the books of such Related Corporate Unitholder for the payment of Taxes.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Straddle Period” means any Tax period beginning before or on and ending after the day on which the Effective Time occurs.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person by law, by contract or otherwise.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

2.                                      Tax Treatment. The parties intend, acknowledge and agree to treat the LLC Transfer (as defined below) for Tax purposes as a transaction qualifying for tax-free treatment under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, to the greatest extent permitted by applicable law and will take no actions inconsistent with that intended treatment. Any party believing a contrary position is necessitated by applicable law shall, before taking such position, provide reasonable advance notice to the IPO Co., and work together in good faith with the IPO Co. to alleviate or resolve such concerns.

3.                                      Representations and Warranties

(a)                                 Each Unit Holder hereby represents and warrants to the IPO Co. that such Unit Holder is the sole record and beneficial owner of such Unit Holder’s Transferred Units; that such Transferred Units are not subject to any lien, charge, pledge, claim, restrictions on transfer, mortgage, security interest, or title defect or other encumbrance of any sort (collectively “Liens”), or to any rights of first refusal of any kind that have not or will not have been waived prior to the Effective Time; that such Unit Holder has not granted any rights to purchase such Transferred Units to any other person or entity, other than Liens pursuant to obligations under one or more agreements between the Unit Holder and the Operating Company or Liens that have been created by the Operating Company. Each Unit Holder that is not a Related Corporate Unitholder hereby represents and warrants to the IPO Co. that such Unit Holder has the sole right to transfer, contribute and exchange such Transferred Units to IPO Co.; that, at the Effective Time, the IPO Co. will receive good title to such Transferred Units, subject to no Liens retained, granted or permitted by such Unit Holder; that such Unit Holder has all requisite power and authority to enter into this  Agreement and to consummate the transactions contemplated hereby; that this Agreement has been duly executed and delivered by such Unit Holder and, assuming the due authorization, execution and delivery by the IPO Co., constitutes the valid and binding obligation of such Unit Holder enforceable in accordance with its terms; and that no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party, including a party to any agreement with such Unit Holder, is required by or with respect to such Unit Holder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has not already been obtained or waived.

(b)                                 Each Corporate Shareholder hereby represents and warrants to the IPO Co. that such Corporate Shareholder is the sole record and beneficial owner of such Corporate Shareholder’s Corporate Shareholder Interest; that such Corporate Shareholder Interest is not subject to any Lien, or to any rights of first refusal of any kind that have not or will not have been waived prior to the Effective Time, and such Corporate Shareholder has not granted any rights to purchase such Corporate Shareholder Interest to any other person or entity, other than Liens pursuant to obligations under one or more agreements between such Corporate Shareholder and the Operating Company or Liens that have been created by the Operating Company; that such Corporate Shareholder has the sole right to transfer, contribute and exchange such Corporate Shareholder Interest to IPO Co.; that at the Effective Time, the IPO Co. will receive good title to such Corporate Shareholder Interest, subject to no Liens retained, granted or permitted by such Corporate Shareholder; that such Corporate Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; that this Agreement has been duly executed and delivered by such Corporate Shareholder and, assuming the due authorization, execution and delivery by the IPO Co., constitutes the valid and binding obligation of such Corporate Shareholder enforceable in accordance with its terms; and that no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party, including a party to any agreement with such Corporate Shareholder, is required by or with respect to such Corporate Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has not already been obtained or waived. Each Corporate Shareholder hereby represents to IPO Co., that as of the Effective Time, that its Related Corporate Unitholder owns no material assets other than membership interests in the Operating Company or cash or cash equivalents, holds no liabilities other than those arising out of such Related Corporate Unitholder’s interest in the Operating Company, and has never had any employees.

(c)                                  The IPO Co. hereby represents and warrants to the Unit Holders and the Corporate Shareholders that the IPO Co. has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; that this Agreement has been duly executed and delivered by the IPO Co. and, assuming the due authorization, execution and delivery by each of the Unit Holders and Corporate Shareholders, constitutes the valid and binding obligation of the IPO Co. enforceable in accordance with its terms; that no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party, including a party to any agreement with the IPO Co., is required by or with respect to the IPO Co. in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has not been obtained or waived prior to the Effective Time; that the Reorganization Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued and fully paid and free of restrictions on transfer other than restrictions on transfer under agreements with the IPO Co., applicable state and federal securities laws and liens or encumbrances created by or imposed by a Unit Holder or Corporate Shareholder.

4.                                      Tax Matters.

The representations made in this Section 4 by each Corporate Shareholder are made by such Corporate Shareholder only with respect to such Corporate Shareholder’s Related Corporate Unitholder(s) set forth opposite such Corporate Shareholder’s name on Schedule A hereto. For purposes of this Section 4, the term “Corporate Shareholder” shall exclude any Corporate Shareholder that is listed as an “Investor Parent” in the Operating Agreement if such Corporate Shareholder’s Related Corporate Unitholder only holds Series B Preferred Units. Each Corporate Shareholder hereby represents to the IPO Co. that except to the extent that one of the following representations would be breached by filing Tax Returns, or paying or withholding Taxes, in a manner that is consistent with Schedule K-1 or other Tax information reporting materials provided by the Operating Company:

(1)                                 Each Related Corporate Unitholder has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, such entity. To the best knowledge of such Corporate Shareholder, all such Tax Returns are true, complete and accurate in all respects. No Related Corporate Unitholder is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where any Related Corporate Unitholder does not file a Tax Return that such Related Corporate Unitholder is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. To the best knowledge of such Corporate Shareholder, all Taxes due and owing by a Related Corporate Unitholder (whether or not shown on any Tax Returns) have been timely paid.

(2)                                 No deficiencies for Taxes with respect to any Related Corporate Unitholder have been claimed, proposed or assessed by any Tax Authority. To the best knowledge of such Corporate Shareholder, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Related Corporate Unitholder. No Related Corporate Unitholder (nor any predecessor of a Related Corporate Unitholder) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(3)                                 The Related Corporate Unitholders have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of any Related Corporate Unitholder or other person.

(4)                                 There are no Liens for Taxes upon any property or asset of any Related Corporate Unitholder (other than statutory Liens for current Taxes not yet due and payable).

(5)                                 No Related Corporate Unitholder has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. No Related Corporate Unitholder has any liability for the Taxes of any person (other than Taxes of the Related Corporate Unitholder) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(6)                                 No Related Corporate Unitholder is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(7)                                 Other than as a result of the Related Corporate Unitholder’s interest in the Operating Company, no Related Corporate Unitholder has, since its formation, engaged in any trade or business, or undertaken any other significant activity other than acquiring and holding Units.

(8)         No Related Corporate Unitholder has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(9)         Other than as a result of the Related Corporate Unitholder’s interest in the Operating Company, no Related Corporate Unitholder (i) has (or has had) a permanent establishment within the meaning of any applicable Tax treaty or convention or (ii) has otherwise become subject to Tax jurisdiction, in each case in any country other than the country of its formation.

(10)                          Other than as a result of the Related Corporate Unitholder’s interest in the Operating Company and to the best knowledge of such Corporate Shareholder, no Related Corporate Unitholder has been a party to any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state, local or foreign Law.

5.                                      Tax Covenants

a)             Tax Indemnity.

(1)                                                                                 Each Corporate Shareholder agrees to indemnify, save and hold IPO Co. harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to any breach or inaccuracy of any representation by such Corporate Shareholder in Section 3.b) above. Each Corporate Shareholder that is not an Investor Parent (as defined in the Operating Agreement, provided that for purposes of this Agreement, Spark Capital III (AIV), L.P. shall be considered an “Investor Parent” in lieu of Spark Capital III, L.P.) further agrees to indemnify, save and hold IPO Co. harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes in excess of any Pre-Closing Tax Reserves of such Corporate Shareholder’s Related Corporate Unitholder with respect to any Pre-Closing Tax Period, except for interest or penalties or additions to Tax imposed as a result of filing Tax Returns, or paying or withholding Taxes, in a manner that is consistent with Schedule K-1 or other Tax information reporting materials provided by the Operating Company, (ii) Taxes attributable to any breach or inaccuracy of any representation by such Corporate Shareholder in Section 4 above or any failure to comply with any covenant or agreement of such Corporate Shareholder (including any obligation to cause its Related Corporate Unitholder to take, or refrain from taking, any action under this Agreement); (iii) Taxes for which any such Related Corporate Unitholder (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Effective Time; (iv) Taxes of such Corporate Shareholder or any of its affiliates for any Tax period; and (v) Taxes imposed on or payable by third parties with respect to which such Related Corporate Unitholder has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Effective Time, provided, that, each Corporate Shareholder shall not be required to indemnify, save and hold IPO Co. harmless from any losses arising under Sections 5.a)(i), 5.a)(ii) or 5.a)(iii) above (a) relating to Taxes for a taxable period other than a Pre-Closing Tax Period, (b) resulting from any action taken by IPO Co., the Operating Company, or any of their affiliates on or after the Effective Time, or (c) attributable to a Related Corporate Unitholder’s share of any Taxes payable by the Operating Company or its subsidiaries.

(2)                                 Payment in full of any amount due from a Corporate Shareholder under this Section 5 shall be made to IPO Co. (as directed by IPO Co.) in immediately available funds at least two (2) business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

(3)                                 IPO Co. shall indemnify and hold harmless the Corporate Shareholders that are Investor Parents and the Related Corporate Unitholders that are

Investor Blockers (as defined in the Operating Agreement) for any federal or state and local corporate income tax liability (including solely with respect to (ii) below, reasonable audit, accounting and other expenses related thereto) incurred by such entity (i) as an equity owner of a Related Corporate Unitholder, (ii) as a result of any breach by IPO Co. or Operating Company of Section 2 or Section 7 or any action authorized by IPO Co. or Operating Company related to a Related Corporate Unitholder after the LLC Transfer that would be prohibited by Section 2 or Section 7 if IPO Co. or Operating Company took such action itself or (iii) in connection with the transactions contemplated hereby. Indemnification of a Corporate Shareholder as an equity owner of a Related Corporate Unitholder prior to the LLC Transfer shall not be required to the extent that (x) all relevant Tax Distributions were timely made to a Related Corporate Unitholder and (y) sufficient information to file the relevant Tax Return was delivered to the Related Corporate Unitholder by the Operating Company but the Related Corporate Unitholder failed to file required Tax Returns based on the information delivered to it or failed to pay the Taxes set forth on the applicable Tax Returns. IPO Co. shall have no obligation to indemnify a Non-Participating Corporate Shareholder or its Related Corporate Unitholder pursuant to this Section 5.a)(3) with respect to the LLC Transfer. IPO Co. shall have no obligation to indemnify a Corporate Shareholder that is intended to qualify as a registered investment company for any Tax or penalty assessed against such Corporate Shareholder solely because such Corporate Shareholder fails to be, or had such Tax or penalty not been paid, such Corporate Shareholder would have failed to be, a regulated investment company under Subchapter M of Chapter 1 of the Code.

(4)                                 Any claim for indemnity under this Section 5.a) may only be made at a time no later than sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

b)             Tax Returns

(1)                                 Each Corporate Shareholder shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of its Related Corporate Unitholder that are required to be filed (taking into account any extension) on or before the day on which the Effective Time occurs, and shall pay, or cause to be paid, all Taxes of such Related Corporate Unitholder due on or before the day on which the Effective Time occurs. However, to the extent that any Tax Distributions (as defined in Section 5.1(a) of the Operating Agreement) have not been made by the Operating Company to the applicable Related Corporate Unitholder in order to pay such Taxes or information sufficient to file such Tax Returns has not been distributed to the applicable Related Corporate Unitholder, then IPO Co.

shall or shall cause such Tax Returns and Taxes to be filed or paid, as applicable.

(2)                                 Each Corporate Shareholder with a Related Corporate Unitholder that holds Common Units or Series A Preferred Units (the “Related Common/A Holders”) shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of its Related Corporate Unitholder that relate to taxable periods ending on or before the day on which the Effective Time occurs but that are required to be filed after the day on which the Effective Time occurs, and such Corporate Shareholder shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as required by applicable law. At least ten (10) days prior to filing any such Tax Return, such Corporate Shareholder shall submit a copy of such Tax Return to IPO Co. for IPO Co.’s review and approval, which approval shall not be unreasonably withheld.

(3)                                 IPO Co. shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of any Related Corporate Unitholder that holds Series B Preferred Units (the “Related B Holders”) that relate to taxable periods ending on or before the day on which the Effective Time occurs but that are required to be filed after the day on which the Effective Time occurs, and the Operating Company shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns, but only to the extent that Tax Distributions have not been made to applicable Related Corporate Unitholder in respect of such Tax Returns. If a Tax Distribution in respect of Taxes payable pursuant to such Tax Returns has been made to such Corporate Shareholders in respect of the Tax Returns described in this Section 5.b)(3), each Corporate Shareholder shall return the amount of such Tax Distribution distributed to it to the Operating Company within ten (10) business days of a request therefor.

(4)                                 IPO Co. shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by any Related Corporate Unitholder for a Straddle Period. Such Tax Returns shall be prepared in a manner consistent with most recent past practice except as required by applicable law. At least ten (10) days prior to filing any such Tax Return, IPO Co. shall submit a copy of such Tax Return to the applicable Corporate Shareholder for such Corporate Shareholder’s review and approval, which approval shall not be unreasonably withheld.

(5)                                 With respect to Taxes of a Related Common/A Holder relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Related Corporate Unitholder terminated at the close of business on the day the Effective Time occurs.

(6)                                 Neither IPO Co. nor any Corporate Shareholder shall (i) make an election for U.S. federal income Tax purposes after the date hereof with respect to any Related Corporate Unitholder that will be effective for or relate to any portion of a Pre-Closing Tax Period, or (ii) amend any Tax Return of a Related Corporate Unitholder for a Pre-Closing Tax Period without the applicable Corporate Shareholder’s consent, which shall not be unreasonably withheld.

(7)                                 With respect to Taxes of a Related B Holder relating to a Straddle Period, IPO Co. shall pay or cause to be paid all such Taxes.

c)              Cooperation.  IPO Co. and Corporate Shareholders agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by IPO Co. or Corporate Shareholders, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, provided that nothing in this Section 5.c) shall require any Corporate Shareholder to take any action that would unreasonably interfere with conduct of its business. Each of IPO Co. and the Corporate Shareholders shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the day on which the Effective Time occurs.

d)             Tax Contests.

(1)                                 IPO Co. and the Related Corporate Unitholders, on the one hand, and the Corporate Shareholders and their affiliates, on the other hand, shall promptly notify each other (as applicable) upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other applicable party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(2)                                 IPO Co. shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that IPO Co. shall keep the Corporate Shareholders reasonably informed of the progress of any Tax Matter and shall not affect any such settlement or compromise with respect to which the Corporate Shareholders are liable without obtaining the Corporate

Shareholders’ prior written consent thereto, which shall not be unreasonably withheld or delayed.

e)              Tax Refunds.  Any refunds of Taxes for a Pre-Closing Tax Period, and Pre-Closing Tax Reserves in excess of those required to satisfy such Related Corporate Unitholder’s liability for Taxes hereunder, shall be paid by IPO Co. to the applicable Corporate Shareholders (i) in the case of a refund of Taxes, within thirty (30) days of receipt of such refund or (ii) in all other cases, as soon as practicable following IPO Co’s reasonable determination that such amounts are not required to satisfy such Related Corporate Unitholder’s liability for Taxes hereunder.

6.                                      Assignment

Each of the Unit Holders that is not a Related Corporate Unitholder hereby assigns, transfers, conveys and delivers to IPO Co. the Transferred Units, together with all associated rights, privileges, restrictions and obligations in exchange for the Reorganization Shares, with effect as of the Effective Time. Each Corporate Shareholder that is not a Non-Participating Corporate Shareholder, hereby assigns, transfers, conveys and delivers to IPO Co. the Corporate Shareholder Interests, together with all associated rights, privileges, restrictions and obligations in exchange for the Reorganization Shares with effect as of the Effective Time. The transfer to IPO Co. of the Transferred Units and the Corporate Shareholder Interests shall be referred to herein as the “LLC Transfer”.

7.                                      Assumption and Admission

IPO Co. hereby (a) accepts the Transferred Units and the Corporate Shareholder Interest, (b) agrees to be admitted as member of the Operating Company contemporaneously with the LLC Transfer in the place and stead of each of the Unit Holders with respect to the Transferred Units and (c) undertakes and agrees to comply with and be bound by the terms of the Operating Agreement as a member and (d) agrees that the LLC Transfer shall constitute a transaction qualifying under Section 351 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 351”). IPO Co. agrees not to dispose of any Corporate Shareholder Interests or any Related Corporate Unitholder (including by dissolution or liquidation of any Related Corporate Unitholder) in a manner, or to take any other action, that causes the LLC Transfer to fail to qualify as a tax-free contribution under Section 351 with respect to any Corporate Shareholder.

8.                                      Withdrawal

Immediately after the admission of IPO Co. as a member of the Operating Company, each of the Unit Holders shall be withdrawn as a member of the Operating Company with respect to the Transferred Units, and shall thereupon cease to be a member of the Operating Company with respect to the Transferred Units and cease to have or exercise any right or power as a member of the Operating Company.

9.                                      Stock Distribution

Promptly following the transfer of the Transferred Units and the Corporate Shareholder Interest and in consideration of the same, IPO Co. shall issue and deliver the Reorganization Shares to (i) each of the Unit Holders as set forth under each such Unit Holder’s name on the signature pages hereto and to (ii) each of the Corporate Shareholders as set forth under each such Corporate Shareholder’s name on Schedule A and on the signature pages hereto. The Reorganization Shares shall be transferred and assigned to each of the Unit Holders and Corporate Shareholders free and clear of any liens, claims or encumbrances.

10.                               Registration Rights

Upon execution of the Investor Rights Agreement, dated on or about the date hereof and attached hereto as Exhibit A, Unit Holders and Corporate Shareholders holding Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units and/or Series B Convertible Preferred Units shall have the registration rights with respect to their Reorganization Shares as set forth therein.

11.                               Further Assurances

Each party agrees to execute and deliver such additional documents, certificates and instruments and to perform such additional acts, as may be reasonably requested by any other party to carry out all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

12.                               Successors and Assigns

This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

13.                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.                               Separability

Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this agreement that are valid, enforceable and legal.

15.                               Counterparts

This Agreement may be executed in two or more counterparts, and by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.                               Expiration

This Agreement shall expire and be of no further force or effect if the Effective Time shall not have occurred on or before December 31, 2014.

[Signature Pages to Follow]

The parties have signed this agreement as of the date first written above.

WAYFAIR INC.

By:	/s/ Niraj Shah
Niraj Shah
Chief Executive Officer